Exhibit 99.1

August 2, 2006

National Financial Partners Announces Second Quarter Results

Highlights:

•	Revenue increased 28.1% to $262.3 million in the quarter
•	Net income increased 10.5% to $13.7 million in the quarter
•	Net income per diluted share increased 6.3% to $0.34 in the quarter
•	Cash earnings increased 16.7% to $25.8 million in the quarter
•	Cash earnings per diluted share increased 10.3% to $0.64 in the quarter
•	“Same store” revenue grew 14.5% in the quarter
•	“Same store” revenue net of commission and fee expense (net “same store” revenue) increased 8.1% in the quarter
•	18 acquisitions effective year-to-date representing $21.0 million in acquired base earnings

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today reported a 28.1% increase in revenue to $262.3 million for the second quarter of 2006 from $204.8 million in the second quarter of 2005. Net income increased 10.5% to $13.7 million, or $0.34 per diluted share, in the second quarter of 2006, from $12.4 million, or $0.32 per diluted share, in the second quarter of 2005. Cash earnings increased 16.7% to $25.8 million in the second quarter of 2006, from $22.1 million in the prior year period. Cash earnings per diluted share (“cash EPS”) was $0.64, an increase of 10.3% from the second quarter of 2005. (Cash earnings is a non-GAAP number, which the Company defines as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings benefited from the growth of revenue from existing firms, additional revenue from acquired firms, and a lower tax rate, offset in part by higher commission and fee expense and increased management fee expense.

“Acquisitions were a highlight year to date and provide valuable earnings diversification and growth, bringing year to date acquired base earnings to $21 million. The recent transactions increase our scale and product expertise and are a source of new business opportunities for our existing network of firms,” said Jessica Bibliowicz, Chairman and Chief Executive Officer.

Ms. Bibliowicz continued, “In the quarter, our firms demonstrated the flexibility to maintain growth, particularly in the challenging life insurance market. We have seen a trend of higher commission and fee expense at certain wholesale and retail life firms. Although commission expense levels could decline over the remainder of the year due to the seasonality of our higher margin business, they will likely remain above historical levels. We continue to target 20% cash earnings per share growth over the long term, although our extremely strong growth in the second half of 2005 presents challenging comparisons in the second half of 2006. We believe this long term target is supported by organic growth and strong acquisition activity, coupled with the options available to us by virtue of our strong cash flow.”

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with over 165 owned firms. Understanding the Company’s acquisitions is essential to understanding its operating results.

Second Quarter:

In the second quarter, the Company acquired three firms, including a long term care wholesaler, a group life and disability wholesaler and a group benefits firm. These acquisitions generated revenue of approximately $8.4 million in 2005, the most recent full year prior to acquisition, and represent $3.5 million of acquired base earnings. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners' compensation of acquired firms that the Company capitalizes at the time of acquisition). The aggregate consideration paid by the Company for these firms included approximately $13.7 million in cash and the issuance of approximately 121,000 shares of NFP common stock.

July 1, 2006 through August 2, 2006:

Subsequent to the second quarter of 2006, NFP acquired five firms (including one sub-acquisition), including one life insurance and estate planning firm and four benefits firms. These acquisitions generated revenue of approximately $21.1 million in 2005 and represent $7.4 million of acquired base earnings. The aggregate consideration paid by the Company for these firms included approximately $29.4 million in cash and the issuance of approximately 343,000 shares of NFP common stock.

Ms. Bibliowicz commented, “We have exceeded our 2006 goal of reaching $15 million or more in acquired base earnings through our acquisition of these outstanding firms. The 2006 transactions provide valuable diversification and an increase in recurring business. These firms add to our product expertise and we expect will enhance new sales across the NFP network. Our outlook for acquisitions remains favorable and the pipeline is healthy.”

Second Quarter Results

Revenue increased $57.5 million, or 28.1%, to $262.3 million in the second quarter of 2006. Components of the increase included “same store” revenue growth of $23.6 million, or 14.5%, to $186.7 million; revenue growth of $16.3 million, or 43.0%, to $54.2 million from NFP Insurance Services, Inc. (“NFPISI”) and NFP Securities, Inc. (“NFPSI”); and $20.5 million of revenue from firms acquired subsequent to the start of the second quarter of 2005 (these firms are not included in the calculation of “same store” revenue growth); less revenue from dispositions and eliminations. Net “same store” revenue growth in the quarter was 8.1%.

Net income was $13.7 million in the second quarter of 2006, or $0.34 per diluted share, up from $12.4 million, or $0.32 per diluted share, in the prior year period. Cash earnings were $25.8 million, up 16.7% from $22.1 million in the second quarter of 2005. Cash EPS was $0.64, an increase of 10.3% from the second quarter of 2005.

Gross margin before management fees was $101.4 million in the second quarter of 2006, an increase of $14.7 million or 16.9% over the prior year period. Gross margin after management fees was $48.3 million in the second quarter of 2006, an increase of $1.7 million or 3.6% over the prior year period. Gross margin as a percentage of revenue was 18.4% in the second quarter of 2006 compared with 22.7% a year ago and 16.9% in the first quarter of 2006. The decline in gross margin percentage was the result of increased commission and fee expense as a percentage of revenue and increased management fee percentage. The increase in commission and fee expense occurred at certain wholesale firms with higher payouts, as well as through increased retail production with third party producers and other firms. This increase was fairly balanced between wholesale and retail.

The management fee expense increase included incentive payment accruals and additional expense related to firms still under the Company’s prior incentive plan that allowed for a 100% stock election. In the second quarter, incentive payment accruals were $3.9 million versus $1.5 million a year ago. Management fees, as a percentage of gross margin before management fees, were 52.4% versus 46.4% a year ago. Incentive accruals represented 3.8% of gross margin before management fees in the quarter compared with 1.7% a year ago. Effective in 2006 in accordance with new accounting rules for stock-based compensation, we have included in cost of services $0.8 million in stock-based compensation for firm employees, principals and firm activities for the second quarter. All stock-based compensation for periods prior to January 1, 2006 was included in Corporate general and administrative expense (“G&A”).

G&A increased 2.4% to $12.9 million in the second quarter of 2006 from $12.6 million in the prior year period. As a percentage of revenue, G&A was 4.9% in the second quarter of 2006 versus 6.1% in the second quarter of 2005. Beginning in the first quarter of 2006, stock-based compensation for corporate employees and corporate activities is included in G&A, which amounts to $1.5 million in the second quarter. Total stock-based compensation, including the $0.8 million in cost of services, was $2.3 million in the second quarter of 2006 versus $1.1 million in the prior year quarter. The increase in total stock-based compensation was due to restricted stock awards granted in the fourth quarter of 2005 and the first quarter of 2006. Second quarter 2006 G&A also included $0.5 million accrued expense for legal fees related to the New York Attorney General’s investigation of the Company’s life settlements business. This investigation is ongoing and we expect additional costs will be incurred in 2006. In the second quarter of 2005, NFP incurred $2.0 million in legal costs related to its internal review.

In the second quarter, the Company took a $3.0 million impairment charge related to three firms, two of which had been previously impaired. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year.

The estimated effective income tax rate in the second quarter of 2006 was 41.9% compared with 45.1% in the 2005 period. The higher estimated effective tax rate in the second quarter of 2005 was due to certain firm restructurings and higher estimated state taxes. For the full year 2005, the effective tax rate was 42.1%.

Net “Same Store” Revenue Growth

In our Quarterly Financial Supplement, we provide the historical “same store” revenue growth net of commission and fee expense (“net ‘same store’ revenue growth” as defined in the Quarterly Financial Supplement). Net “same store” revenue growth reflects recent changes in commission and fee expense levels and the resulting impact on earnings.

Earnings Conference Call

The Company will conduct its second quarter 2006 earnings conference call and audio webcast on August 3, 2006, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 786-2960 (when prompted, callers should enter the access code 10186106). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (617) 801-6888. The access code for the replay is 38464087. To access the replay of the conference call over the Internet, visit the above-mentioned web site.

Quarterly Financial Supplement

A copy of the Company’s quarterly financial supplement, which provides additional financial data, is available on the Investor Relations section of the Company’s web site at www.nfp.com.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 165 firms.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward- looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP's ability, through its operating structure, to respond quickly to operational or financial situations and to grow its business, (5) NFP's ability to effectively manage its business through the principals of its firms, (6) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (7) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (8) changes in the pricing, design or underwriting of insurance products, (9) changes in premiums and commission rates, (10) adverse developments in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (11) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (12) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations, (13) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices by various governmental authorities and related litigation, (14) the reduction of NFP's revenues and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, and (15) other factors described in NFP's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2005. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Elizabeth A. Werner	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4060

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Commissions and fees	$262,294	$204,766	$500,566	$365,380
Cost of services:
Commissions and fees	85,176	54,229	165,776	100,962
Operating expenses	75,745	63,833	149,959	119,312
Management fees	53,114	40,189	96,342	67,399
Total cost of services (excludes amortization and depreciation shown separately below)	214,035	158,251	412,077	287,673
Gross margin	48,259	46,515	88,489	77,707
Corporate and other expenses:
General and administrative (1)	12,916	12,644	25,456	24,255
Amortization of intangibles	6,814	5,676	13,525	11,074
Impairment of goodwill and intangible assets	3,001	2,117	5,426	3,657
Depreciation	2,220	1,881	4,335	3,547
Loss (gain) on sale of subsidiaries	(16)	317	327	317
Total corporate and other expenses	24,935	22,635	49,069	42,850
Income from operations	23,324	23,880	39,420	34,857
Net interest and other	273	(1,334)	335	(2,026)
Income before income taxes	23,597	22,546	39,755	32,831
Income tax expense	9,872	10,157	16,571	14,613
Net income	$13,725	$12,389	$23,184	$18,218
Earnings per share:
Basic	$0.37	$0.35	$0.62	$0.52
Diluted	$0.34	$0.32	$0.58	$0.48
Weighted average shares outstanding:
Basic	37,564	35,328	37,410	34,916
Diluted	40,113	38,235	40,010	37,836
______________
(1)	Certain reclassifications have been made to conform to the current period presentation.

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Total revenue	$262,294	$204,766	$500,566	$365,380
Cost of services (excludes management fees, amortization and depreciation):
Commissions and fees	85,176	54,229	165,776	100,962
Operating expenses	75,745	63,833	149,959	119,312
Gross margin before management fees	101,373	86,704	184,831	145,106
Management fees	53,114	40,189	96,342	67,399
Gross margin	$48,259	$46,515	$88,489	$77,707
Gross margin as percentage of total revenue	18.4%	22.7%	17.7%	21.3%
Gross margin before management fees as percentage of total revenue	38.6%	42.3%	36.9%	39.7%
Management fees, as a percentage of gross margin before management fees	52.4%	46.4%	52.1%	46.4%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
GAAP Net Income	$13,725	$12,389	$23,184	$18,218
Amortization of intangibles	6,814	5,676	13,525	11,074
Depreciation	2,220	1,881	4,335	3,547
Impairment of goodwill and intangible assets	3,001	2,117	5,426	3,657
Cash Earnings	$25,760	$22,063	$46,470	$36,496

GAAP Net Income per share - diluted	$0.34	$0.32	$0.58	$0.48
Amortization of intangibles	0.17	0.15	0.34	0.29
Depreciation	0.06	0.05	0.11	0.09
Impairment of goodwill and intangible assets	0.07	0.06	0.14	0.10
Cash Earnings per share - diluted (1)	$0.64	$0.58	$1.16	$0.96
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(1) The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	June 30	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$92,283	$105,761
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	57,053	52,407
Current receivables	89,906	115,279
Other current assets	19,489	19,396
Total current assets	258,731	292,843
Intangibles, net	370,146	340,969
Goodwill, net	410,931	357,353
Deferred tax assets	19,854	17,726
Other non-current assets	38,554	37,747
Total assets	$1,098,216	$1,046,638
LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$60,748	$55,047
Borrowings	90,000	40,000
Other current liabilities (1)	102,379	170,044
Total current liabilities	253,127	265,091
Deferred tax liabilities	100,265	100,011
Other non-current liabilities (1)	27,915	21,851
Total liabilities	381,307	386,953
STOCKHOLDERS’ EQUITY
Common stock	3,918	3,822
Additional paid-in capital	670,606	623,102
Retained earnings	79,716	67,808
Treasury stock	(37,331)	(35,047)
Total stockholders’ equity	716,909	659,685
Total liabilities and stockholders’ equity	$1,098,216	$1,046,638

______________
(1)	Certain reclassifications have been made to conform to the current period presentation.